Business Practices Guidelines
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                               Business Practices
                                   Guidelines
                                     Handout
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                            A Message from Rick Wills

                                                           [Photo of Rick Wills]

At Tektronix, we recognize the importance of character, integrity and trustworthiness to our success as a business. These characteristics personify who we are and how we do business, what we value and expect in our relationships with our customers, and with each other. This commitment underlies all that we do as a company and all that we do as individual employees working together.

The information that follows is not designed to serve as a comprehensive review of ethical behavior. These principles are not new to Tektronix. They are simply restatements of our long-standing policy that all business conducted by Tektronix employees and representatives will be conducted, in all places and at all times, morally, ethically and in conformance with applicable laws.

In our working lives, we often experience situations where "doing the right thing" is unpopular or difficult. Loyalties - to our fellow employees, to managers, customers and suppliers, to our families, our communities, the environment, the corporation, and to ourselves - may seem to conflict. When we're faced with a complicated situation, it can be difficult to decide which is the right path to take.

The Tektronix Business Practices Guidelines outlined in this site are intended as a guide to making the right choice. It is critically important to all of us at Tektronix that you make the right choices. Join me in embracing the principles in these guidelines and making them fundamental to our company and business practices.

Rick Wills
President and CEO

What's My Role?

The Tektronix Business Practices Guidelines apply worldwide, to all directors, officers, Tektronix and subsidiary employees, contract labor, consultants, representatives, and others acting for Tektronix ("employees"). The ethical and legal principles contained in the guidelines represent the very core of how Tektronix expects its employees to conduct business on its behalf.

The guidelines continue Tektronix's long-standing expectation that all Tektronix employees conduct business on behalf of Tektronix morally, ethically and in conformance with all applicable laws in all places and at all times. No employee or representative may use outside agents or other indirect means to violate or circumvent applicable laws and regulations or the business practices outlined in these guidelines.

Roles of Managers and Employees

.... Tektronix Employees:
     o Be aware of the Tektronix Business Practices Guidelines and always follow them.
     o Be sensitive to situations that could lead you or others to engage in illegal, improper, or unethical actions, and avoid such situations.
     o Never act in violation of any law and never believe that breaking the law in an attempt to help Tektronix is an indication of loyalty.
     o Take action against illegal, improper, or unethical behavior. If necessary, report violations to your managers, your Business Practices Compliance Officer, or the Tektronix Employee Access Line.
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Additional Responsibilities of Tektronix Managers:

     o Make a personal commitment to operate in accordance with the uncompromising values set forth in the Tektronix Business Practices Guidelines. Communicate this commitment to your employees.
     o Be familiar with the company-wide business practices and other standards of conduct and policies required of all employees. Know the resources and processes available to assist in the resolution of questions and concerns about Tektronix's business practices.
     o Periodically discuss ethics and business conduct issues and review the business practices guidelines with your employees. Ensure that your employees are aware of the guidelines, policies and legal requirements relevant to their work.
     o Maintain a work environment that encourages open communication regarding ethics and business conduct issues and concerns.

Reporting Violations, Complaints or Concerns

At Tektronix we expect and demand that all employees do the right thing. This includes reporting all violations of law, our Business Practices Guidelines and other company policies, including incidents of harassment or discrimination or complaints or concerns regarding accounting practices, internal accounting controls or auditing matters. You can make your report (anonymously if you wish) by calling the telephone number set forth under the "Reporting" section at the Business Practices main page.

http://tekweb2.tek.com/busprac/reporting/reporting.html

Tektronix will take appropriate steps to investigate all such reports and will take appropriate action. Retaliation against any employee for the good faith reporting of a suspected violation of law or policy or for participating in any investigation of a suspected violation will not be tolerated.

Guidelines

Tektronix's ability to live up to its commitments and ethical standards is directly dependent on the day-to-day choices and actions of each individual acting on behalf of Tektronix. This section outlines the standard of ethical practice expected from everyone who does business in Tektronix's name. In addition to this overall statement of guidelines, each employee is expected to become familiar with and comply with all policies relating to their specific jobs within the company.

Here is a list of the sections you will find in these guidelines. To access these sections click on the title listed below.

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o    Advertising
o    Business Relationships
o    Community Relations
o    Company Assets
o    Competition
o    Confidential & Proprietary Information
o    Conflicts of Interest
o    Employee Relations
o    Entertainment and Gifts
o    Environmental Health & Safety
o    International Business
          o    Foreign Corrupt Practices Act (FCPA)
o    Media Inquiries
o    Patents, Copyrights & Trademarks
o    Political Activities
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o    Product Safety
o    Quality Assurance
o    Selling to the Government
o    Shareholders Inquiries
o    Trading in Tektronix Stock

Advertising

Tektronix advertising must always be truthful. If specific claims are made about Tektronix products or their performance, there must be evidence to substantiate those claims. Tektronix products should not be labeled or marketed in any way that might cause confusion between our products and those of our competitors.

Tektronix employees should never disparage any of the products or services or employees of any of our competitors. If comparisons of Tektronix products against those of any of our competitors are used, such comparisons should be fair and accurate. Similarly, Tektronix employees should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the Law Department in any such cases. Comparative advertising is subject to regulation particularly outside the U.S. and should be cleared with the appropriate Marketing Communications personnel.

All use of Tektronix's trademarks and trade names should be in accordance with the company's policies governing such use.

If advertising or promotional allowances are to be offered to Tektronix business partners, they must be offered on a proportionately equal basis. Advertising and promotional allowances are subject to very detailed and technical regulation under the Robinson-Patman Act, and therefore, should only be offered after consultation with the Law Department.

All estimates supplied to any customer or supplier- such as cost estimates - must be fair and reasonable. To the maximum extent possible, objective facts and experience should back them up. If it is necessary to forecast future delivery dates, such forecasts should be made in the same way as an estimate - backed up by objective evidence to the maximum extent possible and based upon good faith judgment when required. When an estimate is given, the company or individual receiving the information should always be advised that the information is provided as an estimate and not a commitment on the part of Tektronix and that Tektronix will not assume any liability for inaccuracy or change in the estimated information.

Tektronix employees or representatives may not use gifts, excessive entertainment, or any other ways to improperly influence current or potential customers. Tektronix products are to be marketed on the basis of our price, quality and service. It is our expectation that Tektronix business partners and representatives also live up to these obligations.

Business Relationships

.... Customers

Every product or service Tektronix offers must be offered as our best solution to meet our customers' needs and conform to Tektronix's published specifications without exception.

Customers of Tektronix should be provided factual information regarding prices, capabilities, and delivery schedules - underestimating design cycles or exaggerating benefits to obtain business is unacceptable. If unforeseen problems arise that will adversely affect a customer, the customer should be informed and an attempt made to minimize the impact or provide such relief as is appropriate. In short, Tektronix is committed to ensuring that its customers obtain full value and are dealt with fairly and honestly.


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.... Suppliers

Suppliers to Tektronix should always be treated fairly and honestly, and they should be provided clear instructions and timely feedback. In turn, Tektronix expects and demands both integrity and competence from its suppliers.

Goods and services should be selected for Tektronix on the basis of price, quality, and service. All employees must always exercise the highest ethical business practices in source selection, negotiation, and administration of all purchasing activities.

Community Relations

Every year Tektronix receives hundreds of requests for contributions from various community organizations. All such requests are forwarded to the Tektronix Foundation for processing in accordance with the guidelines established by the trustees of the Foundation.

Company guidelines require donations to be made only to IRS-designated non-profit organizations, and prohibit donations to political or religious organizations, fund-raisers or individuals. Requests from health organizations will be referred to the local United Way office.

Company Assets

.... Accurate Business Records

Accuracy and reliability of Tektronix's business records are not only mandated by law, but are of critical importance to the company's decision-making process and to the proper discharge of our financial, legal and reporting obligations. All business records, accounts and reports to government agencies and others must be prepared with care and honesty.

All Tektronix payments and other transactions must be properly authorized by management and accurately and completely recorded on Tektronix's records in accordance with generally accepted accounting principles and established corporate accounting policies. Tektronix employees, representatives or anyone acting on behalf of Tektronix may not make any false, incomplete, or misleading entries. No undisclosed or unrecorded corporate funds may be established for any purpose, nor should Tektronix funds be placed in any personal or noncorporate account. All corporate assets must be properly protected and asset records regularly compared with actual assets with proper action taken to reconcile any variances.

Tektronix's records of its transactions are important corporate assets. All company records must be retained in accordance with the guidelines in the company's Record Retention Guidelines. Each business function and entity is responsible for establishing record keeping processes in accordance with those guidelines.

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.... Expense Reimbursement & Travel

Tektronix's policies provide that employees will be reimbursed for reasonable expenses incurred when traveling on business. Each Tektronix employee is responsible for ensuring that selections for air carriers, vehicle rentals, accommodations, expenditures for meals, etc. are made with the goal of traveling economically and otherwise in accordance with established travel policies.

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.... Preserving Tektronix's Assets

Each Tektronix employee is responsible for preserving Tektronix's assets including physical and
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intangible assets, such as patents, copyrights and trade secrets, and facilities, data and equipment. This requires that all company-owned equipment be properly safeguarded and accounted for and that all supplier or customer-owned equipment be treated with the same high standards. No employee may make improper use of Tektronix or customer resources or permit others to do so. Use of Tektronix property, facilities, equipment or information for non-Tektronix purposes is permitted only with the approval of managers having authority to permit such usage, after ensuring that the use is in compliance with other company policies.

Competition

.... Antitrust Laws

In marketing and selling Tektronix products, all employees must comply with the antitrust laws. Tektronix supports the antitrust laws and subscribes to the philosophy of competition and free enterprise that underlies them. In addition to U.S. laws, some of which apply to Tektronix's activities abroad, there are foreign antitrust laws which apply to our international activities.

Violation of applicable antitrust laws is a serious offense and can result in severe penalties, including criminal and civil penalties for business entities, and discharge, fines or imprisonment for individual employees.

The antitrust laws generally prohibit agreements or actions in restraint of trade. Among the activities found to be clear violations of the law are agreements or understandings among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate product, territories, or markets; or to limit or reduce production. All such actions are anti-competitive or otherwise contrary to laws that govern competitive practices in the marketplace and must be avoided.

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.... Gathering Competitive Information

Tektronix employees may not use improper means to gather information about competitors. Theft, illegal entry and electronic eavesdropping are obviously unacceptable means of searching for competitive intelligence. In addition, employees may not misrepresent themselves or their situation in order to convince another person to release information (by posing as a customer, for example), or engage a third party to do so. Employees may not offer a bribe or a gift in exchange for competitors' information, nor solicit confidential information from a competitor's ex-employee now working for Tektronix. This is not a comprehensive list of unacceptable means. Talk with your manager and review the information available on the Law Department web page before taking any action or using any competitive information about which there may be even the slightest question about how it was obtained.

Confidential and Proprietary Information

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Tektronix safeguards its proprietary and other confidential information and trade secrets, and also similarly protects comparable information obtained from customers and suppliers. Tektronix employees are responsible for protecting this information.

Proprietary information, trade secrets and other confidential information includes information about technologies under development, future products, marketing strategies, production or sales data, names or lists of Tektronix employees, and information about or supplied by customers or vendors.

Tektronix employees should only discuss proprietary, confidential or trade secret information internally with Tektronix employees who have a need to know such information. Employees must avoid inadvertent disclosure in the course of social conversations and business relations with customers, suppliers and others.
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If there is a business reason to disclose or receive confidential, trade secret or proprietary information, you should be sure to use a Tektronix Confidential Information Agreement (CIA; also known as a "Non-Disclosure Agreement" or "NDA") and comply with the directions for its use, including having it signed by someone with proper authority. Confidential Information Agreements (CIAs or NDAs) offered by a third party must always be reviewed by a Tektronix attorney. Contact one of the attorneys who serve your business unit in the Law Department with questions or if you need an outside agreement reviewed.

Trade secrets and Confidential Information obtained from customers and suppliers should be carefully protected. Theft of trade secrets is now a federal crime under the Economic Espionage Act of 1996. The penalties for violating the law are substantial, for both the individual and the company involved. A foreign company may also apply this law against a U.S. company, regardless of where the illegal acts occur.

Each Tektronix employee is required to sign a written agreement which sets forth more detailed limitations on disclosure of proprietary and confidential information and trade secrets. Employees, who are unsure of how to handle requests for confidential information, should seek guidance from their manager or the Controller in their organization.

Conflicts of Interest

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At Tektronix there can be no room for a conflict of interest between an employee's personal affairs and company business. Tektronix employees may not engage in any business activity or investment that could prevent the employee from impartially performing his or her duties at Tektronix. This requires that each employee avoid any actual or apparent conflict of interest between personal affairs and company business. Any time a conflict appears, or the possibility exists that such conflict might develop, employees should discuss and resolve the matter with his or her manager, the Human Resources Business Partner assigned to support the employee's Business Unit or Strategic Service, or the Vice President of Human Resources.

Examples of some clear conflict of interest situations which must be avoided are:

o Any financial interest (other than small amounts of stocks or bonds in publicly traded companies) in any supplier, customer, or competitor;
o Any consulting, contract, or employment relationship with any customer, supplier, or competitor;
o Any outside business activity which is competitive with any of Tektronix's businesses;
o The receipt of gifts, gratuities (see the policies set out in these guidelines dealing with gifts and gratuities), or excessive entertainment from any company with which we have business dealings;
o Any outside activity of any type which is so substantial as to call into question your ability to devote appropriate time and attention to your job responsibilities with Tektronix;
o The service on any board of directors of any customer, supplier, or competitor unless such board service has been disclosed to Tektronix and approved by the General Counsel;
o Being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefits of any close relative or person with whom you have a close personal relationship within Tektronix; or approving, authorizing, or processing a transaction that was prepared, approved, or initiated by such a person.
o Taking advantage of an opportunity which you learned of in the course of your employment with Tektronix, such as acquiring property that Tektronix may be interested in; and
o Selling anything to Tektronix or buying anything from Tektronix (except through any normal program of disposal of surplus Tektronix property which is offered to all employees in general).

Anything that presents a conflict for you would probably also present a conflict if it relates to a member of your family or someone with whom you have a close personal relationship. For example,
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ownership of stock in competitors or suppliers, or receipt of gifts or entertainment by members of your family or spouse, would likely create the same conflict of interest as if you owned the stock or received the gift.

As a Tektronix employee, you may not conduct business on behalf of Tektronix with a member of your family, or a business organization in which you or a family member has a significant financial interest, or is a stockholder, director, officer, creditor, or proprietor.

Employees are expected to disclose to their manager, in writing, any potential conflict. No employee may engage in any activity involving a potential conflict unless they have a written, signed statement from their manager advising the employee that the activity does not violate Tektronix policies. No manager may give such a statement unless approved by the Vice President of Human Resources.

Employee Relations

Detailed information about employment guidelines and procedures is available in the "Policies, Procedures & Guidelines" section of the HR website. This guide replaces all previous handbooks and reference guides for employees and managers.

http://tekweb2.tek.com/hr/usa/ER_Policies/Default.htm

.... Alcohol and Drug Use

Tektronix intends to have a workplace where employees, customers, and visitors are free from the presence and effects of alcohol and drug abuse. For more information please see the HR website or use the link provided.

http://tekweb2.tek.com/hr/usa/ER_Policies/Substance_Abuse.htm#alcohol

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.... Electronic Communication Policy

Tektronix has a firm policy regarding the use of the internet by employees. Employees are expected to be familiar with the policies established by Tektronix as it relates to Electronic Communication and Internet Access. Those policies are located under the Information Services website or by using the provided link.

http://tekweb2.tek.com/hr/usa/policies/online_project/Electronic_Communication.
htm

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.... Employee/Customer Data Privacy

Tektronix is committed to respecting the privacy rights of our employees and customers. We have implemented a variety of security measures to maintain the safety of this information. It is the responsibility of every employee to respect the privacy of fellow employees and our customers. Access to and use of employee and customer information is limited to only that which is required to do your job. Employee and customer information should not be used for personal benefit or the benefit of others. Names or list of Tektronix employees shall not be distributed to anyone who does not have a legitimate Tektronix business need for that information.

http://www.tek.com/Measurement/privacy/privacy_truste.html

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.... Equal Employment Opportunity & Affirmative Action

Tektronix recruits, hires, trains, promotes, and makes other decisions concerning employment status without discrimination based on race, color, religion, sex, sexual orientation, national origin, age, physical or mental disability (if the individual can perform the essential functions of the position with reasonable accommodation), pregnancy, childbirth or related medical condition, veteran's status or any other status protected by applicable state, federal, or local law. Tektronix also has affirmative action plans for minorities, females, Vietnam-era and disabled veterans, and individuals with disabilities. . For more information please see the HR website or use the link provided.

http://tekweb2.tek.com/hr/usa/ER_Policies/Valuing_Diversity.htm#Equal%20
Employment%20Opportunity

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.... Harassment

Harassment of any person working at Tektronix, or any Tektronix job applicant, will not be tolerated. This includes sexual harassment or harassment on the basis of any status addressed in Tektronix's equal employment opportunity policy. For more information please see the HR website or use the link provided.

http://tekweb2.tek.com/hr/usa/ER_Policies/Valuing_Diversity.htm#Harassment%20
and%20Discrimination

Entertainment & Gifts

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Tektronix employees may not give or accept any gift if the value of the gift might indicate intent to improperly influence the normal business relationship between Tektronix and any of its suppliers, customers, or competitors. If any Tektronix employee is given any substantial gift or favor, the employee must notify his or her manager and return the gift. This does not apply to minor items commonly exchanged in business relationships, such as mugs, t-shirts, and pens and pencils, but even here, discretion and common sense must be used in deciding whether the gift needs to be returned.

In commercial business, the exchange of social amenities between suppliers, customers, and Tektronix employees is acceptable when reasonably based on a clear business purpose and within the bounds of good taste. Excessive entertainment of any sort is not acceptable. Conferences accompanied by a meal with suppliers or customers are often necessary and desirable. Whenever appropriate, these meals should be on a reciprocal basis. You must observe all applicable federal laws and regulations relating to gifts and entertainment for public employees in the countries involved. Tektronix policy is to avoid even the appearance of an improper action.

Under no circumstances may any Tektronix employee give or accept kickbacks in any form to or from a supplier, subcontractor, customer, or any other party. Neither the employee nor his or her family members may accept any discount on personal purchases that may be perceived to be offered because of a supplier's or customer's relationship with Tektronix, unless the same discount is available to all Tektronix employees.

Gifts to government officials outside the United States to obtain business may violate the U.S. Foreign Corrupt Practices Act (FCPA) which is referenced under the International Business section of this guideline.
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Environmental Health & Safety

Proper management of health, safety and the environment is a Tektronix expectation and a sound business practice. It reduces Tektronix's liabilities, saves resources, and protects the well being of our employees, customers, shareholders, and the world in which we live.

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Tektronix establishes and maintains sound management practices to accomplish this goal and to assure compliance with applicable laws, regulations, and orders of governmental authorities wherever Tektronix and its subsidiaries operate. Those practices include:

|X|  Programs for toxic use reduction and hazardous waste reduction.
|X|  Proper management of chemicals and wastes.
|X|  Auditing and self-assessment for continual improvement.
|X|  Employee training in proper Environmental Health & Safety practices.

Responsibility for compliance with Tektronix's Environmental Health & Safety guidelines extends to all levels of employees at Tektronix and its subsidiaries. Each Tektronix and subsidiary employee has a responsibility to be aware of Environmental Health & Safety guidelines and to use sound judgment. Tektronix recognizes the importance of providing a safe workplace and a work environment that minimizes health risks to employees. Every employee has the responsibility to communicate with area management about possible unsafe or hazardous conditions in the workplace, as well as accidents that result in injuries, illness, or damage.

Failure to meet our responsibilities under the Environmental Health & Safety laws, regulations, and orders can have serious consequences, including civil and criminal sanctions against Tektronix and employees and may require substantial expenditures for cleanup and compensation. Sanctions could affect Tektronix's ability to maintain market competitiveness and our reputation as a responsible corporate citizen.

Additional information on Environmental, Health & Safety responsibilities and programs is available in the Corporate Environmental Health & Safety Program Manual. Business partners and representatives are also expected to live up to these obligations.

International Business

As a global company, Tektronix sells its products to governments and private entities worldwide. However, United States law specifically forbids certain practices relating to international business, of which all company employees must be aware.

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.... Customs

Tektronix will comply with customs laws and regulations wherever we do business. Generally, the laws require that the company make complete and accurate statements to customs authorities about the value, kind, and origin of goods that Tektronix imports for manufacturing and sale. And, in many parts of the world, imported goods must be marked with their country of origin. Tektronix must also ensure that statements made on customs invoices to our customers who import our products are accurate and comply with local customs laws. It is against Tektronix policy to accommodate requests to lower customs values or describe a product in misleading terms. Failure to make correct statements or mismarking imported goods can lead to fines and penalties and potentially affect the ease and timeliness of the import process for Tektronix and our customers.

Any questions or possible violations relative to customs laws should be directed to Tektronix Customs Department.

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.... Export Control

The United States prohibits, regulates and licenses the export of many products, services and technologies to foreign countries. These regulations extend to the release of certain Tektronix proprietary information abroad, but also to foreign national employees of Tektronix in the United States. Many of these U.S. prohibitions and suspensions apply to Tektronix's subsidiaries worldwide. In addition, other countries, as well as the United Nations, may from time to time regulate exports to certain countries.

Most foreign countries in which Tektronix does business also maintain controls over exports of certain Tektronix products, including certain measurement products which can be used in military and nuclear weapons development and testing programs. Also, the United States and many allied foreign governments have end user controls which prohibit the export of any Tektronix products with knowledge they are intended for: (1) foreign firms sanctioned by the U.S.; (2) agents of foreign governments the subject of U.S. or international trade embargoes; or (3) foreign entities involved in nuclear, chemical, and biological weapons, or missile programs in targeted countries. Please see the Export Control Policy at for more information:

http://tekweb2.tek.com/trade/docs/corporate_policy.pdf

Any questions or possible violations relative to export controls should be directed to Tektronix Export Control Department.

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.... Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (FCPA), which applies to Tektronix and its majority-owned subsidiaries worldwide, prevents any person acting on behalf of Tektronix from making a payment to a foreign official to obtain or keep business. Company policy strictly forbids these payments. The legal penalties involved may be severe for both the individual and the company. Tektronix's policy and guidelines for compliance with the FCPA are set forth in its Foreign Corrupt Practices Act Compliance Policy.

http://tekweb2.tek.com/law/foreign_corrupt_practices_act.html

Any firm, officer, director, employee, agent of the firm, or any stockholder acting on behalf of the firm in the United States must abide by the FCPA.

There are certain other types of payments, sometimes called "facilitating" payments, which often are required to be made in countries outside of the United States in order to have minor government officials perform nondiscretionary duties that they might otherwise delay or fail to undertake. These types of payments, generally small and in the nature of "tips," are permitted or expected by local custom and generally are not treated as illegal by local law enforcement agencies. While the company discourages such payments, they are permitted as long as they fall within the limits of the above description and are not intended for improper purposes and have been approved by senior management.

Because the status of certain types of payments may be unclear, employees must review with the Law Department the nature of any questionable payments before they are made. Employees are prohibited from paying any bribe, kickback or other similar unlawful payment to any public official, or government, or other individual, regardless of nationality, to secure any concession, contract or favorable treatment for Tektronix or the employee.
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Media Inquiries

.... Press, Radio, TV

Tektronix values its relationships with those in the media and will endeavor to provide full and prompt disclosure of all material developments or events. Media relations are the responsibility of the Corporate Communications Department. All statements to the media or responses to inquiries from the media shall be handled through that department.

In the event the media inquiry relates to a pending or threatened legal matter, media communications should also be coordinated with the Law Department.

Any employee asked for a statement from any member of the media should respond by explaining this policy and advising the questioner to contact the Corporate Communications Department.

Patents, Copyrights and Trademarks

Just as Tektronix regards its patents, trade secrets, trademarks and copyrights as valuable corporate assets, we must respect the valid intellectual property rights of other companies and persons. Tektronix will not knowingly infringe on others' patents, trademarks or copyrights, or misappropriate others' trade secrets. Procedures for the proper licensing or other permitted use of these assets are set forth in the booklet entitled "Protecting Your Ideas" and must be followed by all employees. Of particular importance to day-to-day operations, and something that must be avoided by each employee, is the unauthorized copying of magazine and journal articles, books, computer software or any other copyrighted material including music, movies, and other artistic works. Refer to the Law Department website for further guidance.

All users of computer equipment at Tektronix are responsible for making certain that the computer equipment being used does not have unauthorized or undocumented software on a hard disk or otherwise accessible for use.

Employees must not make, store, transmit or make available unauthorized copies of copyright material using Tektronix, computers, networks or storage media. Nor may employees use peer-to-peer file transfer services or take other actions likely to promote or lead to copyright infringement.

Computer software licensed by Tektronix must not be illegally copied for personal, company, or customer use. Using illegally copied software is a violation of federal law and carries with it the possibility of criminal penalties. Violating a license agreement (such as making more copies than the license permits) is wrong, and if done willfully, could expose Tektronix and the violator to substantial damages, including punitive damages.

Most commercial software marketed today is covered by copyright and by a license agreement that must be accepted by the purchaser before the software is put into use. (In many cases, the license may be accepted by the act of opening the package or using the software. Such agreements are often referred to as shrink-wrap or break-the-seal licenses.) License agreements typically limit the use of the software to a specific computer or a specified number of individual personal computers.

Tektronix employees who use a personal computer or workstation at Tektronix may be required from time to time to sign a statement acknowledging that knowledge of the company policy and certifying that all computer equipment in use complies with the policy requirement. The Law Department is available to provide specific advice regarding the company's rights and responsibilities under the copyright law and under specific license agreements.

Political Activities

Tektronix encourages all employees to vote and be personally active in the political process. The national and local laws in many countries, however, significantly restrict use of Tektronix funds and resources in connection with political activities. For example, United States federal laws severely limit the use of corporate funds or resources in support of federal elections campaigns. These U.S. laws are broadly applied and cover most direct uses of Tektronix funds, facilities, and equipment or
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employee time. They also cover indirect political contributions, such as including a contribution on an employee's expense account causing Tektronix to reimburse the employee for that expense.

Because the laws regarding corporate involvement in political activity are very complex and violation can have severe consequences, before using any Tektronix resources (including funds, facilities, equipment or employee work-time) in connection with any political activity (including national or local election campaigns or government lobbying activity), the details of the proposed use should be discussed in advance with and approved by your manager and the Law Department.

The political process has become highly regulated. If you have any questions about what is or is not proper you should consult with the Law Department before agreeing to do anything that could be construed as involving Tektronix in any political activity at either the federal, state, or local level, or in any foreign country.

Product Safety

Tektronix intends to research, design, develop, manufacture, market and sell products that are safe for their intended and reasonably foreseeable uses. All Tektronix products will meet or exceed all applicable safety and regulatory standards and requirements in every place where they are to be marketed and sold.

This statement applies to all products whether manufactured or purchased for resale from third parties, including supplies and accessories, and regardless of the method of distribution by Tektronix -- direct, indirect, sold, leased, loaned, donated or used for demonstration.

Quality Assurance

                                                                       [Graphic]

Tektronix is committed to developing, manufacturing, and delivering high quality services and products, including hardware and software that meet Tektronix's own quality standards. To ensure compliance with our quality standards and to meet our customers requirements, Tektronix has developed and implemented an extensive quality management system that includes design, manufacturing, service, and support process control procedures. No employee may violate or circumvent either the letter or the spirit of these procedures. You should bring to management's attention any lapse in quality assurance or process control procedures, including testing and inspection. If you are not satisfied with actions taken or explanations provided, you must bring the matter to the attention of the next level of management, or Human Resources. You may also report your concern confidentially on the Employee Access Line.

Submitting or knowingly permitting others to submit any fraudulent documents relating to Tektronix's products or replacement parts is prohibited. Such acts carry potential penalties, which could result in the criminal prosecution of Tektronix and the employee(s) involved.

Managers must avoid placing or seeming to place pressure on employees that could cause them to violate applicable regulations or acceptable standards of conduct. Even with increased production, standards of quality and conduct must be maintained.

Shortcuts in production and testing must be avoided if they violate contract terms in any respect. However, our customers expect us to be alert for methods and processes that improve quality and reduce the cost of production. Any ideas related to improving quality and/or reducing the cost of production should be discussed with appropriate management prior to implementing.

Selling to the Government

Tektronix carefully follows the laws and regulations that govern acquisition of its goods and services by the U.S. or any foreign government. Employees involved in negotiating contracts must ensure that all statements, communications, and representations to government representatives are accurate and truthful.
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Business Practices Guidelines
15


                                                                       [Graphic]

On U.S. government cost-based contracts, properly reporting and charging all costs to the appropriate account, regardless of status of the budget or account, is essential. Every employee is responsible for ensuring that time is reported promptly and accurately with respect to such contracts.

Tektronix has specific guidelines regarding dealings with the government and furnishes guidelines to employees involved in this part of Tektronix's business.

Shareholder Inquiries

Tektronix is a publicly traded company, and the securities laws regulate communications with Tektronix shareholders. Communication from any shareholder or investment advisor requesting information relating to Tektronix should be forwarded to Tektronix's Investor Relations Department for proper handling.

Trading in Tektronix Stock

It is Company policy that an employee who has material nonpublic information relating to Tektronix may not buy or sell securities of the Company or engage in any other action to take advantage of that information or pass that information on to others. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct. This policy also applies to material nonpublic information relating to any other company, including our customers or suppliers, obtained in the course of employment.

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.... Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from our Law Department (503-627-6801). The ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with each employee. In this regard, it is imperative that employees use their best judgment.

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.... Material Information

Material non-public information is any information that has not been disclosed to the general public and that a reasonable investor would consider important in a decision to buy, hold, or sell stock. In short, material information is any information which could reasonably affect the price of the stock. If a securities transaction becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an employee should carefully consider how regulators and others might view the transaction in hindsight.

Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; order levels; anticipated growth rates; negotiations, discussions, and agreements regarding significant acquisitions, orders or strategic relationships; changes in management; significant new products; the gain or loss of a substantial customer or supplier; and information regarding stock offerings or other financings. Either positive or negative information may be material.

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.... Directors, Officers and Other Insiders

The Company has an Insider Trading Policy applicable to directors, officers and other potential insiders. Refer to the link below for more detailed information.

http://tekweb2.tek.com/law/insider_trading.html

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.... Potential Liabilities

Employees may be subject to substantial criminal and civil liability for engaging in transactions in the Company's shares at a time when material information regarding the Company is known to the insider but has not been disclosed to the public. In addition, employees may be liable for the improper transactions of other persons (commonly referred to as tippees) to whom they have disclosed material information regarding the Company not previously disclosed to the public.

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.... Put or Call Options

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock and the high level of risk of misuse of undisclosed material information about the Company, it is the Company's policy that employees not engage in any short sales of Company stock and not purchase or sell put or call options on the Company's stock. This policy does not apply to exercises of stock options under the Company's option plans.

--------------------------------------------------------------------------------

.... Stock Option Purchase/ESPP

Purchases of stock upon exercise of stock options or through the Employee Stock Purchase Plan (but not sales of the purchased shares, and not "cashless" exercises of options) are exempt from the rule against transacting in company stock while in possession of material, non-public information.

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.... Tipping Information to Others

Employees are prohibited from sharing with anyone (including family members and others living in an employee's household) information that could have an impact on the Company's stock price. The above liabilities can apply, whether or not an employee derives any benefit from another's actions.